EXHIBIT 3.1(b)

Translated to English

Shanghai Clancy Enterprise Management Co., Ltd

Shareholder：Clancy Corp

Date of signature: April 13,2020

Articles of Association of
Shanghai Clancy Enterprise Management Co., Ltd

Chapter I General Provisions

Article 1 In accordance with the "Law of the People's Republic of China on Wholly Foreign-Owned Enterprises, the "Company Law of the People's Republic of China", the detailed Rules for the Implementation thereof and other pertinent rules and regulations of the People's Republic of China (hereinafter called "PRC"), the investors invest in and establish foreign-funded enterprises in Shanghai, PRC, and conclude the articles of association.

Article 2 Shareholder：Clancy Corp.

Article 3 The name of the Company is：Shanghai Clancy Enterprise Management Co., Ltd.

The address of the Company is：Room 404, Building 4, No. 688, Qiushi Road, Jinshanwei Town, Jinshan District, Shanghai.

Article 4 The legal representative of the company shall be the executive director and shall be registered in accordance with the relevant provisions of China.

Article 5 The company is a limited liability company. Shareholders shall be liable to the company to the extent of their subscribed capital contribution.

Article 6 The Company has the status of a PRC legal person and is governed and protected by the laws of PRC. All activities of the Company shall be governed by the "Law of the People's Republic of China on Wholly Foreign-Owned Enterprises" and other laws, decrees, regulations, ordinance, of the PRC, without prejudice to the social and public interests of China. The company is an economic entity that independently accounts for its own profits and losses. Within the approved business scope, it operates and manages independently without interference.

Chapter II Scope of Business

Article 7 The scope of business of the Company is as follows：Licensed items: All kinds of engineering construction activities (for projects subject to approval according to law, business activities can be carried out only after approval by relevant departments, and the specific business projects shall be subject to the approval results). General items: Enterprise management consulting, business information consulting, marketing planning, cultural and art exchange and planning consulting, enterprise image planning, conference services, exhibition and display services, self owned house leasing, advertising design, production, agency; technology development, technology transfer, technology consultation and technical services in the field of computer information technology; wholesale, import and export, commission agency (excluding auction) of arts and crafts gifts, office stationery, daily necessities, hardware and electricity, computers, software and auxiliary equipment, and provide relevant supporting services (in addition to projects subject to approval according to law, independently carry out business activities according to law with business license).

Article 8 The business scope of the company shall be approved in accordance with laws and administrative regulations.

Chapter III The Investment and Registered Capital

Article 9 The total amount of investment for the Company shall be : RMB 5 million.

Article 10 The registered capital of the Company shall be ： RMB 5 million.

Article 11 The name, amount of contribution, mode of contribution, time and proportion of contribution of shareholders are as follows:

Name of shareholder: Clancy Corp

Subscribed amount: RMB 5 million

Mode of contribution: Currency

Time of contribution：January 8, 2050

After the establishment of the company, a capital contribution certificate shall be issued to the shareholders.

Chapter IV Shareholder

Article 12 The Company does not have a shareholders' meeting. Investors are shareholders. When making a decision, it shall be in written form and signed by the shareholders and kept in the Company.

Article 13 The terms of reference of shareholders are as follows:

1) Determining the Company's business policies and investment plans;
2) Appointing and replacing the directors and supervisors, and deciding on the matters relating to their remuneration;
3) Reviewing and approving the reports of the Executive Director;
4) Reviewing and approving the reports of the Supervisor;
5) Reviewing and approving the annual budget plans of the Company;
6) Reviewing and approving profit distribution plans and loss recovery plans;
7) Adopting resolutions regarding increases or reductions of the Company's registered capital;
8) Adopting resolutions regarding issuance of bonds;
9) Adopting resolutions as to merger, division, dissolution, liquidation, or change in the Company's corporate form; and
10) Making and revising the Articles or Association of the Company.

Chapter V Executive Director

Article 14 The tenure of the executive director is three years. The executive director is appointed by shareholders.An executive director may serve consecutive terms upon expiration of his term if re-appointed.

Article 15 Executive Director shall be responsible to the Shareholder and powers shall include the following：

1) Implementing resolutions adopted by the Shareholder;
2) Preparing the operational plans and investment plans;
3) Preparing the Company's annual budget plans and final accounts plans；
4) Preparing the Company's profit distribution plans and loss recovery plans;
5) Preparing the Company's plans on the increase or reduction of registered capital, as well as the issuance of corporate bonds;
6) Formulating plans for mergers, divisions, changes or corporate form or dissolution in relation to the Company;
7) Determining the Company's internal management structure;
8) Determining the appointment or removal of the Company's general manager as well as the remuneration of the general manager, and upon the general manager's recommendation, determining the appointment or removal of deputy general manager(s), the officer in charge of finance of the Company and their remuneration;
9) Formulating the Company's basic management systems.

Chapter VI Supervisor

Article 16 The Company shall not have supervision committee, but have one supervisor. The supervisor shall be appointed by the shareholders. The tenure of supervisor is three years. The supervisor may serve consecutive terms upon expiration of his term if re-appointed.

Article 17 The supervisor shall exercise the following functions and power:

1) Examining the Company's financial affairs;

2) Monitoring the acts of the directors and senior management personnel when carrying out their duties in relation to the Company, and making proposals to remove from their positions the directors or senior management personnel who violate laws and regulations, or the Articles of Association of the Company;

3) Requiring the directors or senior management personnel to rectify their conducts when any of their actions damage the interests of the Company;

4) Filing suit against the directors or senior officers of the company in accordance with the provisions of Article 151 in PRC *Company Law*.

Article 18 The supervisor can present inquiry or proposal with regards to the issues to be determined by the executive director.

Article 19 The supervisor may conduct investigations upon discovery of any unusual operations of the Company and, where necessary, engage an accounting firm etc. to assist in such investigations. The expense shall be borne by the Company.

Article 20 The expenses necessary for the supervisors to exercise their functions and powers shall be borne by the Company.

Chapter VII Business Management Structure

Article 21 The Company shall have a general manager, to be appointed or removed by the executive director. The general manager is accountable to the executive director and shall exercise the following powers:

1) Being in charge of the management of the Company's operational activities, and organize the implementation of the board's resolutions;
2) Organizing the implementation of annual operating plans and investment programs of the Company;
3) Preparing the plan for the structure of the Company's internal management;
4) Preparing the basic management scheme of the Company;
5) Formulating detailed Company rules;
6) Recommending the appointment or removal of a deputy manager and the officer in charge of finance;
7) Appointing and removing officers of the Company other than those to be appointed or removed by the executive director;
8) Exercising other powers delegated by the Executive Director.

Chapter VIII Rules of Labor Management Systems, Financial Affairs and Others

Article 22 All matters concerning the employees' recruit, engagement, dismissal, resign, wages, welfare, labor insurance, labor protection and labor disciplines of the Company shall be handled in accordance with *Labor Contract Law of the People's Republic of China* and other relevant laws and regulations on labor and social security. The Company shall support the employees to organize a trade union in accordance with the *Trade Union Law of PRC* and *Constitution of the Chinese Trade Unions.*

Article 23 The Company shall develop and implement systems for finance, accounting, auditing, foreign exchange, statistics and insurance etc.

Chapter IX Term, Dissolution and Liquidation

Article 24 The term of operation of the Company shall be 30 years commencing from the date on which the Company's business license is issued by the competent Administration for Industry and Commerce.

Article 25 If an extension of the term of operation of the Company is required, the Shareholder shall make a decision and the Company shall submit an application for the extension to the Department of Foreign Investment Record Management.

Article 26 The Company shall be dissolved and liquidated according to law in the following cases:：

1) The term of operation of the Company expires;
2) A resolution of dissolution is adopted by the shareholders' general meeting;
3) The Company shall be emerged, or divided;
4) Business License is revoked, ordered to close down or be cancelled;
5) The people's court dissolves the Company in accordance with the provisions of Article 182 in PRC Company Law.

Article 27 Where the Company is dissolved because of (1), (2),(4) or (5), a liquidation committee shall be formed within 15 days to perform liquidation in accordance with the law. The members of the liquidation committee shall be appointed by the Shareholder.

The liquidation committee shall notify the creditors within 10 days from the date of its establishment and make an announcement in a newspaper within 60 days.

Article 28 The liquidation committee shall exercise the following functions and powers during the liquidation:

1) Clearing up the Company's property, and preparing the balance sheet and property list respectively;
2) Notifying and announcing creditors;
3) Handling the Company's unsettled business related to liquidation;
4) Paying off the taxes owed and the taxes generated in the process of liquidation;

5) Clearing up the creditor's rights and debts;

6) Disposing of the remaining assets of the Company after paying off debts;

7) Participating in civil litigation activities on behalf of the Company.

Article 29 After the liquidation of the Company, the liquidation committee shall prepare a liquidation report, submit it to the shareholders or the people's court for confirmation, submit it to the Company's examination and approval authority for filing, and submit it to the Company's registration authority to apply for cancellation of the Company's registration and announce the termination of the Company.

Article 30 Members of the liquidation committee shall be devoted to their duties and perform their liquidation obligations in accordance with the law.

Members of the liquidation committee shall not take advantage of their functions and powers to accept bribes or other illegal income, and shall not misappropriate the Company's property.

If the members of the liquidation committee cause losses to the Company or creditors due to their intentional or gross negligence, they shall be liable for compensation.

Chapter X Miscellaneous

Article 31 The construction, valid and performance of these Articles of Association shall be governed by and interpreted in accordance with the laws of PRC.

Article 32 These Articles of Association are written in Chinese.

(There is no text below, see signature page for signature)

(There is no text on this page, which is the signature page of the Articles of Association)

Shareholder： (Seal) Clancy Corp

Legal representative or authorized representative (signature): ____________________

Date： April 13,2020